EXHIBIT 99.1
                                                                    ------------

                            EXPLANTION OF RESPONSES
                            -----------------------


Name and Address of Reporting Person:           Avista Capital Partners, L.P.
                                                c/o Avista Capital Partners GP,
                                                LLC
                                                65 East 55th Street 18th Floor
                                                New York, New York, 10022

Issuer Name and Ticker or Trading Symbol:       Geokinetics Inc. [GOKN]
Statement for Month/Day/Year:                   9/8/2006

Explanation of Response

(1) On September 8, 2006, Avista Capital Partners, L.P. ("Avista" or the "Reporting Person") and Avista Capital Partners (Offshore), L.P. ("Avista Offshore") entered into a Securities Purchase Agreement (the "Securities Purchase Agreement") with Levant America, S.A. ("Levant") and Geokinetics Inc. ("Geokinetics"). Pursuant to the Securities Purchase Agreement, Avista and Avista Offshore each respectively committed to purchase 187,500 and 12,500 shares of Series B Senior Convertible Preferred Stock of Geokinetics (the "Preferred Stock"). Pursuant to the terms of the Securities Purchase Agreement, Avista and Avista Offshore will receive their shares in exchange for the payment of $46,875,000 and $3,125,000, respectively, paid in cash or via the conversion of the principal amount of indebtedness under senior subordinated loans (the "Senior Subordinated Debt") made by Avista and Avista Offshore to Geokinetics Holdings, Inc. ("Geokinetics Holdings") pursuant to the Senior Subordinated Loan Agreement, dated as of September 8, 2006, by and among Geokinetics, Geokinetics Holdings, Avista, Avista Offshore, Levant and certain guarantors, or via some combination of the two. Pursuant to the Geokinetics Certificate of Designation of the Series B Senior Convertible Preferred Stock, each outstanding share of Preferred Stock, once issued, may be converted at the option of the majority of the holders of Preferred Stock into shares of Common Stock, at any time. Avista will own a majority of the Preferred Stock after it is issued and could therefore elect to convert the Preferred Stock into Common Stock at its discretion. The conversion rate is determined by dividing the sum of $250 (the original issue price of the Preferred Stock), plus any accrued but unpaid dividends by the applicable conversion price. As of the date hereof, the applicable conversion price is $2.50 per share. The conversion price is subject to downward adjustment upon subsequent issuances of shares made by the Company at a price below the current conversion price. At the current conversion price, upon the conversion of the Preferred Stock, Avista would be entitled to 18,750,000 shares of Common Stock and Avista Offshore would be entitled to 1,250,000 shares of Common Stock.

(2) Pursuant to the Securities Purchase Agreement, the purchase of the Preferred Stock will occur on the latter of (i) October 26, 2006 and (ii) the earlier of
(x) the first date upon which Avista, Avista Offshore and Levant hold no indebtedness of Geokinetics Holdings under the Credit Agreement, dated as of September 8, 2006, by and among the Royal Bank of Canada, Geokinetics, Geokinetics Holdings, Avista, Avista Offshore, Levant and certain guarantors, (whether as a result of prepayment, assignment or otherwise) or (y) the second day following the day in which Avista provides written notice to the Company of its desire to consummate the closing of the sale of the Preferred Stock.

(3) Avista is a 10% owner. Avista Capital Partners GP, LLC ("Avista GP" together with Avista and Avista Offshore, the "Affiliated Geokinetics Reporting Persons") is the general partner of Avista and Avista Offshore and may be deemed to beneficially own those shares held by Avista and Avista Offshore. In addition, Avista, Avista Offshore and Avista GP may be deemed to be a group. The referenced relationships among the Affiliated Geokinetics Reporting Persons are described in more detail in a Schedule 13D dated September 8, 2006 filed by the Reporting Person and, among the Affiliated Geokinetics Reporting Persons. The Affiliated Geokinetics Reporting Persons disclaim beneficial ownership of any of the securities held by the other Affiliated Geokinetics Reporting Persons.

The joint filers on pages 2-4 of this Exhibit 99.1 Explanation of Responses may be deemed to beneficially own the securities covered by this statement. The joint filers disclaim beneficial ownership of all securities covered by this statement not owned of record by them (other than to the extent of any pecuniary interest therein).

SIGNATURE OF REPORTING PERSON


                                  AVISTA CAPITAL PARTNERS, L.P.

                                  By: AVISTA CAPITAL PARTNERS GP, LLC, its
                                      general partner



                                  By:  /s/  Ben Silbert
                                     -----------------------------------------
                                     Ben Silbert
                                     General Counsel









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




JOINT FILER INFORMATION

Name and Address of Joint Filer:           Avista Capital Partners (Offshore),
                                           L.P.
                                           c/o Avista Capital Partners GP, LLC
                                           65 East 55th Street 18th Floor
                                           New York, New York, 10022

Designated Filer:                          Avista Capital Partners, L.P.

Issuer Name and Ticker or Trading Symbol:  Geokinetics Inc.
Date of Event Requiring Statement:         September 8, 2006


Signature:                                 AVISTA CAPITAL PARTNERS
                                           (OFFSHORE), L.P.

                                           By: AVISTA CAPITAL PARTNERS GP, LLC,
                                               its general partner



                                           By:  /s/  Ben Silbert
                                              -----------------------------
                                               Ben Silbert
                                               General Counsel











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




JOINT FILER INFORMATION

Name and Address of Joint Filer:           Avista Capital Partners GP, LLC
                                           65 East 55th Street 18th Floor
                                           New York, New York, 10022

Designated Filer:                          Avista Capital Partners, L.P.

Issuer Name and Ticker or Trading Symbol:  Geokinetics Inc.
Date of Event Requiring Statement:         September 8, 2006



Signature:                                 AVISTA CAPITAL PARTNERS GP, LLC



                                           By:  /s/  Ben Silbert
                                              -----------------------------
                                               Ben Silbert
                                               General Counsel













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